As filed with the Securities and Exchange Commission on June 12, 2006.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nabi Biopharmaceuticals

(Exact Name of Registrant as Specified in its Charter)

Delaware	59-1212264
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5800 Park of Commerce Boulevard, N.W.

Boca Raton, FL 33487

(Address of Principal Executive Offices, Including Zip Code)

Jordan Siegel Inducement Equity Incentive Grant Outside of Plan

(Full Title of the Plan)

Copies to:

Thomas H. McLain	James E. Dawson, Esq.
Nabi Biopharmaceuticals	Nutter, McClennen & Fish, LLP
5800 Park of Commerce Boulevard, N.W.	155 Seaport Boulevard
Boca Raton, FL 33487	Boston, MA 02210-2604
(561) 989-5800	(617) 439-2000
(Name, Address, and Telephone Number,
Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.10 per share (1)	100,000 shares	(2)	$5.18(3)	$518,000(3)	$55.43

(1)	This Registration Statement also relates to rights to purchase shares of Series One Preferred Stock. The rights are attached to the Common Stock and are issued pursuant to the terms of the registrant’s Rights Agreement dated August 1, 1997, as amended. Until the occurrence of certain events, the rights will not be exercisable and will be transferable with and only with the Common Stock. Because no separate consideration is to be paid for the rights, the registration fee for the rights is included in the registration fee for the Common Stock.
(2)	This Registration Statement covers (i) up to 40,000 shares of Common Stock authorized to be issued pursuant to an inducement stock option grant to Jordan Siegel , and (ii) up to 60,000 shares of Common Stock authorized to be issued under an inducement restricted stock award to Jordan Siegel. This Registration Statement also covers an indeterminate number of shares that may become issuable as a result of a stock dividend, stock split, or other recapitalization.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices per share of the Common Stock as reported on The Nasdaq National Market on June 8, 2006.

PART II

Item 3. Incorporation of Documents by Reference.

Nabi Biopharmaceuticals (the “Company”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed on March 6, 2006;

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2006 filed on May 5, 2006;

(c)	The Company’s Current Reports on Form 8-K filed on March 9, 2006, March 31, 2006, April 5, 2006, April 25, 2006, May 1, 2006, May 18, 2006 and June 12, 2006; and

(d)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 10, filed on May 4, 1970, as amended by the Company’s Current Report on Form 8-K filed on August 15, 2003.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents; provided, however, that unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Nutter McClennen & Fish LLP has opined as to the legality of the securities being offered by this Registration Statement. Constantine Alexander, Senior Counsel at Nutter, McClennen & Fish, LLP, is the Secretary of the Company.

Item 6. Indemnification of Directors and Officers

Article VII, Section 1 of the Company’s by-laws requires the Company to indemnify its officers and directors to the fullest extent permitted by the Delaware General Corporation Law. This means that, in general, the Company must indemnify any of its officers and directors against liability and expenses (including attorneys’ fees) in connection with any proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful. However, the Company may not indemnify any person in respect of any claim as to which the person has been adjudged to be liable to the Company, unless a court has determined that the person is entitled to indemnification.

Article VII, Section 7 of the Company’s by-laws provides that any expenses (including attorney’s fees) incurred by an officer or director in defending any proceeding must be advanced by the Company upon receipt of an undertaking by the person to repay such amount if it is ultimately determined that he or she is not entitled to indemnification.

Article VII, Section 8 of the Company’s by-laws permits the Company to purchase and maintain insurance against any liability asserted against officers or directors and incurred by them in such capacities whether or not the Company would have the power to indemnify them against such liability under the Delaware General Corporation Law. The Company provides officers’ and directors’ liability insurance for its officers and directors.

The Company has entered into indemnification agreements with its directors and executive officers providing contractual indemnification by the Company to the fullest extent permissible under Delaware law.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

(1)	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post–effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “1933 Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post–effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a) (i) and (a) (ii) shall not apply if the information required to be in a post–effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement.

(b)	That, for the purpose of determining any liability under the 1933 Act, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	To remove from registration by means of a post–effective amendment any of the securities being registered which remain unsold upon the termination of the offering.

(2)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in this Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion if the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on June 12, 2006.

NABI BIOPHARMACEUTICALS

By:	/s/ Thomas H. McLain
Thomas H. McLain Chief Executive Officer, President, and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas H. McLain and James E. Dawson, and each of them, with full power to act without the others, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas H. McLain	Chief Executive Officer, President, and	June 12, 2006
Thomas H. McLain	Chairman of the Board (principal executive officer)

/s/ Jordan I. Siegel	Senior Vice President, Finance, Chief Financial Officer, Chief Accounting Officer and Treasurer (principal financial officer)	June 12, 2006
Jordan I. Siegel

/s/ David L. Castaldi	Director	June 12, 2006
David L. Castaldi

/s/ Geoffrey F. Cox, Ph.D.	Director	June 12, 2006
Geoffrey F. Cox, Ph.D.

/s/ Peter B. Davis, Ph.D.	Director	June 12, 2006
Peter B. Davis, Ph.D.

/s/ Richard A. Harvey, Jr.	Director	June 12, 2006
Richard A. Harvey, Jr.

/s/ Leslie Hudson, Ph.D.	Director	June 12, 2006
Leslie Hudson, Ph.D.

/s/ Linda Jenckes	Director	June 12, 2006
Linda Jenckes

/s/ Stephen G. Sudovar	Director	June 12, 2006
Stephen G. Sudovar

EXHIBIT INDEX

Exhibit No.	Description
4.1	Certificate of Designations of Series One Preferred Stock contained in Nabi Biopharmaceutical’s Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q for the period ended June 26, 2004)

4.2	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.4 to our Current Report on Form 8-K filed on August 21, 1997)

4.3	Rights Agreement dated August 1, 1997, as amended, between Nabi and Registrar and Transfer Company (incorporated by reference to Exhibit 10.28 to our Annual Report on Form 10-K for the year ended December 31, 1997)

5	Opinion of Nutter, McClennen & Fish LLP.

23.1	Consent of Nutter, McClennen & Fish LLP (contained in Exhibit 5).

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.

24	Power of Attorney (included on signature page).

99.1	Letter Agreement for Inducement Stock Option Grant between the Company and Jordan I. Siegel

99.2	Restricted Stock Agreement for Inducement Award between the Company and Jordan I. Siegel